Asian Dragon Group Inc., Appoints Former Head of China Gold Bureau as Asian Dragon Chief Chinese Advisor

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – January 4th, 2007 – Asian Dragon Group Inc., (OTCBB:AADG) (FWB:P2J1) (WKN:A0KE7Z) is pleased to announce the appointment of Mr. Yang Dali as the Company’s Chief Chinese Advisor as Asian Dragon continues its growth as a dominant player in China’s gold and precious metals industries.

Mr. Yang graduated from Zhongnan Industrial University with a Bachelor’s Degree in Science in 1960 then continued to the position of engineer with the Beijing Non-ferrous Metallurgy Design and Research Institute.  Mr. Yang has held positions as Department Head, Director of External Affairs and Chief Engineer of the following organizations:  the Gold Bureau of China, under the Ministry of Metallurgy; the Gold Company of China; Headquarters of the Military Police for Gold; the State Gold Administration; and the Gold Administration under the State Economic and Trade Commission from 1975 – 1998.  Mr. Yang is also a member of the Precious Metal Reserves Commission and a member of the Land and Geology Society of China.  He is a senior adviser and expert (registered) of the Mineral Resources Association of China and a part-time professor at Zhongnan Industrial University.  Mr. Yang was formerly appointed independent non-executive director of Zijin Mining Group Co., Ltd., one of China’s largest and most developed mining concerns.

Mr. Yang is stationed in Beijing, China and will be assisting the company in all facets of the development and success of Project Luogold, as well as evaluating prospective new mining projects for acquisition.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers through a series of joint ventures and mine and property acquisitions.

Key relationships in China are enabling Asian Dragon to capture business opportunities as the Chinese Government continues to privatize many of their industries, enabling local and foreign investment to fill the void left by the Government ministries. Asian Dragon takes advantage of an identified niche opportunity in the Gold Mining Industry of China, where the Chinese Government has withdrawn the military from Gold Mining and set up the Gold Bureau to continue Gold Mining on an international scale.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region, where hundreds of small and dozens of medium to large mines are actively mining gold and various other precious metals and minerals. Earlier companies which acquired smaller advanced mining projects have since proven out positively and have succeeded in turning themselves into billion dollar market-cap opportunities. Two recent examples are Hong Kong listed Lingbao Gold Co. and Toronto Stock Exchange listed Silvercorp Metal Inc. both of which have major projects in the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:

Asian Dragon Group Inc.
Richard Tong, 778-885-6370 (Investor Relations)

Source: Asian Dragon Group Inc.